                                   CONSULTING AGREEMENT
                                             OF
                                  GAMETEK and STEVEN J. BLAD

THIS CONSULTING AGREEMENT (hereafter the "Agreement"), is entered into this 1st day of February, 1997, effective January 1, 1997, by and between CASINOVATIONS INCORPORATED, a Washington corporation, authorized to do business in Nevada (hereafter the "Company"), GAMETEK, a Nevada Corporation ("GameTek") and STEVEN J. BLAD (GameTek and Blad are collectively referred to as "Consultant").

     The parties recite that:

   (a) Blad is a consultant of GameTek and the Company desires to retain the services of Blad as an Consultant under the terms and conditions of this Agreement.

   (b) Both GameTek and Blad will receive benefits from this contract; and as such, each agree to each be bound under the terms and conditions of this Agreement, including the non-compete and non-disclosure provisions herein.

   (c) Blad shall not be considered an Consultant of the Company, but shall remain a consultant of GameTek, and as such GameTek and Blad shall be responsible for all related federal and state withholding and payroll tax obligations relative to this agreement.

   (d) The Company desires the knowledge, skills and ability of the Consultant for the benefit of the Company.

   (e) The Consultant wishes to be retained by the Company in accordance with the terms of this agreement.

   (f) The Consultant recognizes the legitimate need of the Company for protection of its confidential information.

   (g) The Company recognizes and acknowledges the value of the Consultant's services and deems it necessary and desirable to retain the Consultant's services for the period herein described.

     NOW THEREFORE, in consideration of the mutual promises set forth herein, the Company and the Consultant agree as follows:

                            1.  CONSULTING

The Company hereby retains the Consultant upon the terms and conditions hereinafter set forth, and the Consultant hereby accepts said terms and conditions.

                            2.   TERM AND RENEWAL

Except as otherwise provided, this agreement shall be for a term of two (2) years, commencing on January 1, 1997, subject to the early termination
provisions of Article 8.   At the expiration date of this agreement, it shall
be considered renewed for regular successive periods of one (1) year terms unless either party submits a notice of termination thirty (30) days prior to the end of the preceding period.

                            3.   DUTIES

The Company hereby retains the Consultant as an Executive Vice-President, and the Consultant hereby promises to perform the duties related thereto and to
perform such other duties as the Company may from time to time assign.   As
directed by the appropriate representative(s) of the Company, the Consultant shall also render services for and perform duties for entities related to the Company and for persons or entities having a contractual relationship with
the Company requiring the Company to provide such services.   The Consultant
will be under the supervision of the President and Chief Executive Officer
and shall perform such tasks and duties as assigned by him.   The Consultant
shall perform all of his duties at such place or places and at such times as the Company shall in good faith require and as the interest, needs, business
or opportunity of the Company shall require.   The Company, through its
designated representatives, retains the right to supervise the Consultant in the performance of his duties.

                           4.  TIME AND EFFORTS OF CONSULTANT

So long as this agreement continues in effect, the Consultant promises to devote his exclusive time and energies to the business affairs of the Company necessary to achieve the business objectives of the Company; use his best efforts, skills, and abilities to promote the Company's interest; perform the duties described in Article 3 of this agreement; and to perform such other duties as may be assigned to him by the Company.

                           5.     COMPENSATION AND BENEFITS

     %.1   Compensation.   Form all services rendered by the Consultant under
this agreement and the Consultant's obligation under Articles 6 and 7 herein, Consultant will be compensated as follows:

     (a)   Base Salary.   The Consultant shall receive a "Base Salary" for
each calendar month under the term of this agreement of Twelve Thousand Five
Hundred Dollars ($12,500.00).   The Base Salary shall be payable in equal
semi-monthly installments on the first and fifteen of each month.

     (b)   Commissions.   In additional to the Base Salary stated herein
above, the Consultant shall be entitled to "Commissions" of ----- percent on the Gross Margin received by the Company on its product sold through sales
arranged and completed primarily by the efforts of the Consultant.   For
purposes herein "Gross Margin" shall be defined as the Net Cash Receipts
from the sale of its product less the Cost of Goods Sold.   The "Gross
Margin" consists of the costs incurred by the Company in producing the
Cost of Goods Sold for the Company's products shall be in compliance with
Generally Accepted Accounting Procedures.   If there is any dispute as to
whether the Consultant thereunder, the Consultant shall bear the burden of
proof to establish Commissions as defined in this paragraph.   All
commissions shall become due and payable within thirty (3) days after receipt
of the Net Cash Receipts by the Company.   The term "Net Cash Receipts" is
defined as the gross cash receipts received by the Company on a sales of its
product, less discounts and returns.   The Consultant must be retained by the
Company under this agreement at the time the sale is complete in order to receive the Commissions due on any such sale.

     (c) Licensing Bonus. The Consultant shall be entitled to a one time Licensing Bonus of ten thousand (10,000) shares of the Company's common stock each time the Consultant successfully obtains for the Company a license from the Nevada Gaming Commission approving one of the following products for use in the gaming industry as required by Nevada Revised Statutes, chapter 463 et al.

   (I)   Multi Deck Shuffler
   (ii)  Fantasy 21 Table Game
   (iii)  Single Deck Shuffler

The Licensing Bonus shall be issued to the Consultant within (30) days after final approval of the product and issuance of the license by the Nevada State
Gaming Commission.   The Consultant must be retained under this agreement at
the time of the final approval and issuance of the license in order to receive the Licensing Bonus.

     (d)   Quarterly Bonus.   The Consultant shall be entitled to receive a
bonus, payable on a quarterly basis and in amount not to exceed Two Thousand Dollars per month ($2,000) upon the Company achieving its goals as set by the Board of Directors, upon the fulfillment of the Consultants duties and the
Company achieving its goals.   The determination of whether the Consultant
has fulfilled his duties and the Company has met its goals is in the
discretion of the President of the Company.   However, the Consultant shall
be afforded, on a quarterly basis, a meeting with the President to discuss the Consultant's performance under this agreement and his right to receive
the bonus.   The bonus payable under this paragraph shall be reduced by the commissions received during the same period as Commissions pursuant to
Article 5.1(b) herein above.

     (e)   Stock Bonus.   In addition to the Base Salary, Commissions,
Licensing Bonus and Quarterly Bonus stated above, the Consultant shall receive "Stock Options" to purchase up to three hundred thousand (300,000) shares of the Company's common stock ("Shares") under the following terms and conditions:

        (I) Upon execution of this agreement, the Consultant shall have the right to acquire up to one hundred thousand (100,000) Shares at One Dollar and Fifty Cents ($1.50) per Share.

        (ii) Upon the Consultant fulfilling his obligations and the Company reaching its goals for 1997, as provided on Schedule 1, the Consultant shall have the right to acquire up to an additional one hundred thousand (100,000)
Shares at One Dollar and Fifty Cents ($1,50) per Share.   The determination
of whether the Consultant has met his obligations and the Company has reached its goals shall be made at the discretion of the President and Chief
executive Officer and approved by the Company's Board of Directors.   The
Consultant shall be entitled to a meeting with the President and Chief Executive Officer during January 1998 to discuss the bonus to be paid
hereunder, if any.   The Stock Options to be issued under this subparagraph
shall be vested in the Consultant no later than January 31, 1998.

        (iii) Upon the Consultant fulfilling his obligations and the Company has met its goals shall be made at the discretion of the President and Chief Executive Officer and approved by the Company's Board of Directors. The Consultant shall be entitled to a meeting with the President and Chief Executive Officer during January 1998 to discuss Consultant's obligations and the Company's goals for 1998 and also to a meeting in January of 1999 to
discuss the bonus to be paid hereunder, if any.   The Stock Options to be
issued under this subparagraph shall be vested in the Consultant no later than January 31, 1999

        (iv)   The Stock Options must be exercised within Five (5) years from
the date the Consultant's rights are vested.   The Shares will be issued
within Thirty (30) days from when the Consultant notifies his intent to
exercise the options and tenders the purchase price to the Company.   The
Company offers no warranty as to the tradability of the Shares or as to whether such shares will be registered with the Securities and Exchange Commission.

        (v) If the Company is to be sold, a portion of the Stock Options not yet issued hereinabove shall vest in the Consultant thirty (30) days
prior to such sale.   The number of Stock Options to vest under this
subparagraph shall be determined pro rata based upon the number of Stock Options that the Consultant may be entitled to for the year and the number of months the Consultant was retained under this Agreement during this same
year.   For example, if the Company was to be sold on April 1, 1998, the
Consultant would have an additional twenty-five thousand Stock Options vest on March 1, 1998. [(100,000 stock options for 1988) x (3 months of consulting/12 months)].

The Company shall notify the Consultant in writing of (1) the impending sale,
(2) the right of the Consultant to exercise the Stock Options and (3) the
terms and conditions of the proposed sale of the Company.   For purposes
herein, the Company shall be deemed sold if substantially all of its assets are sold, including patents and goodwill, or the Company's stock is sold or transferred causing a change in the person or persons who currently have
majority control of the Company.   This Paragraph does not apply to transfers
of stock of the Company, (1) by an assignment to a revocable living trust in which the holder is and remains a trustee and a beneficiary, or (2) by reason
of death of the holder.   It is the Consultant's discretion to exercise the
Stock Options prior to the proposed sale.   Any Stock Options vested in this
subparagraph shall remain vested in the Consultant, whether or not they are exercised before the sale, under the terms of subparagraph (vi).

     5.1   Payment of Compensation.   All payments made hereunder shall be
made to GameTek unless Blad and GameTek notify the Company otherwise, or Federal or State laws and regulations require the payments to be made to the
Consultant.   Blad shall remain a consultant for GameTek and shall be
responsible for all payroll withholding, taxes and workers compensation
obligations for himself.   In the event that the Company incurs any payroll
liability, including withholding, workers compensation and unemployment premiums, solely by reason of its making the payments to GameTek, GameTek and Blad agree to indemnify and hold harmless the Company from any such liabilities.

     5.2   Other Benefits.   The Consultant shall be entitled to participate
on a reasonable basis in any deferred compensation, medical reimbursement, pension, profit sharing, thrift, savings, vacation, group insurance, or other plan or program, and to receive any other benefits for which he is eligible and which the Company may provide for him or for its Consultants generally. The Consultant is entitled to a car allowance of Seven Hundred and Fifty Dollars ($750.00) per month.

                              6.   CONFIDENTIAL INFORMATION

     6.1   Disclosure of Confidential Information.

     (a)   Definition.   "Confidential information" shall mean and include
all records of the accounts of customers, route books, customer lists, and any other records and books relating in any manner to the customers and/or suppliers of the Company (whether such records, books or lists are prepared by the Consultant or otherwise come into the possession or use of the
Consultant).   "Confidential information" shall also mean and include any product information, technical data, know-how, specifications, processes, drawings, sketches, formulas, computations and any other information of any kind whatsoever, whether written or not, concerning any process, manufacture, composition of matter, plant, design, idea, method, system or plan in which the Company has a possessory interest and which becomes known to Consultant. The Consultant acknowledges that the Company's primary assets consist of its
gaming products or accessories.   Any unauthorized disclosure of the design
or marketing of such products by the Consultant shall violate this Article.

     "Confidential information" shall also mean and include any accounting, sales, advertising, marketing or management information, methods or techniques, any business plans, any computer programs and routines of the Company and any other information of any kind whatsoever, whether written or not, concerning, directly or indirectly, the Company, its plans, programs or operations, which information is not generally known in the businesses or industries in which the Company is or may become engaged during Consultant's term of this agreement.

     (b)   Restriction on Use.   Any confidential information received or
developed by Consultant shall be used only in the conduct by the Consultant
of the business of the Company.   Such confidential information shall not be
used by Consultant for any other purpose unless otherwise directed or authorized in writing by the Company.

     (c)   Protection of Confidential Information.   The Company and the
Consultant expressly recognize and acknowledge that any confidential information disclosed to or developed by Consultant will not, at any time either during or after the term of this agreement, in any manner, either directly or indirectly be divulged, disclosed, or communicated to any person, firm or corporation, or any other business entity by the Consultant, nor shall the Consultant use for his own benefit or for any other purpose than the exclusive benefit of the Company, its subsidiaries, successors, or assigns, confidential information or any information whatsoever concerning matters affecting or relating to the business of the Company which the Consultant knows or has reason to know would be valuable to competitors or potential competitors of the Company, including but not limited to, confidential information or information relating to the Company's relationships with actual or potential customers or suppliers and to the needs and requirements of any such actual or potential customers. Furthermore, but not by was of limitation of the foregoing, the Consultant shall not (I) make known to any firm, person or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them or (ii) call on, solicit, or take away or attempt to call on, any of the customers of the Company on whom the Consultant called or with whom he became acquainted during his consulting with the Company, either for himself or for any other person, firm or corporation.

     6.2   Books and Records.   The Consultant promises further that he shall
not, without the prior written approval of the Company, make copies of any books, drawings, documents, records or other written or printed, photographic, encoded, taped, electrostatically or electromagnetically encoded data or information of whatever nature (hereinafter the "documents" of the Company; that he shall not, without the prior written approval of the Company, remove any of the foregoing from the premises of the Company; and that he shall not, without the prior written approval of the Company, make
available to third parties access to said documents of the Company.   The
Consultant agrees that all records and books relating in any manner whosoever to the customers (whether actual or potential) of the Company, whether prepared by the Consultant or otherwise coming into his possession shall be the exclusive property of the Company regardless of who actually
purchased the original book or record.   All such books and records shall be
immediately returned to the Company by the Consultant upon any termination of
this agreement.   If the Consultant purchases any original book or record, he shall immediately inform the Company, which shall immediately reimburse the Consultant.

     6.3   Limitation.   Nothing contained int his Article or in any other
part of this agreement shall restrict the ability of the Consultant to make, with the written consent of the Company and in the ordinary course of his consulting, such disclosures as may be necessary or appropriate to the effective and efficient discharge of his duties to the Company.

     6.4   Term.   Notwithstanding any other provision of this agreement, the provisions of this Article 6 shall continue in full force and effect for a period of two (2) years following the expiration or other termination of this agreement.

     6.5   Liquidated Damages.   In addition to an injunction preventing the
dissemination or unauthorized use of Confidential Information as permitted by law, the parties agree that the reasonable amount of damages the Company will suffer for a breach of the provisions of Article 6 or Article 7 shall be $100,000; provided, however, that a breach of both Articles 6 and 7 shall total $200,000 in damages.


                  7.  CONSULTANTS COVENANT NOT TO COMPETE

     7.1   Covenant Not to Compete.

     (a)   General.   The Company and the Consultant expressly recognize and
acknowledge that the Company is engaged in a business which is highly competitive; that any knowledge of the Company's confidential information or business affairs would give a competitor or potential competitor unfair competitive advantage over the Company' that consulting or employment, directly or indirectly, of the Consultant anywhere in the area in which the Company conducts its business would give to such competitor an unfair competitive advantage; and that the Consultant possesses valuable skills and
knowledge.   In recognition of the above, the Consultant and the Company hereby expressly agree that the restrictions on competition by the Consultant contained in this Article 7 are reasonable, will not overburden the Consultant, and are in the best interest of both the Consultant and the Company.

     (b)   Time Period and Area Covered.   The Consultant promises that,
during the term of this agreement, as set forth in Article 2 hereof, and for a period of two (2) years after the expiration or other termination of this agreement, he shall not either directly or indirectly engage in competition with the Company, or with any subsidiary, successor or appointee of the Company, as constituted during the term of this agreement as of his resignation, departure, discharge or termination with the Company in, Nevada, and within a fifty (50) mile radius of any other place of business operated
by the Company as of such date.   The Consultant acknowledges that the
Company's business is international and that the solicitation of the Company's international clients in competition of the Company is a violation of this agreement.

     (c) Affiliations Covered. The Consultant further promises that, during the term of this agreement, as set forth in Article 2 hereof, and for a period of two (2) years after the expiration or other termination of said agreement, he shall not engage directly or indirectly as a proprietor, partner, shareholder, director, officer, Consultant, agent, consultant, or in any other capacity or manner whatsoever, in any business activity competitive with the business of the Company or of any subsidiary, successor or appointee of the Company, as constituted during his consulting.

     (d)   Board of Directors Approval.   Either or both of the provisions
contained in Subsections (b) and (c) above may be waived at any time in
writing by the board of directors of the Company.   Such waiver shall
not be unreasonable withheld but no such waiver shall be considered as a waiver of any other term, covenant or provision of this agreement, nor shall it be considered a waiver of any subsequent action by the Consultant.

     7.2   Limitation.   Nothing contained in this Article 7 shall prevent
the Consultant from purchasing or causing or permitting to be purchased for his direct or indirect benefit securities of any corporation whose securities are regularly traded on any national or regional securities exchange; provided, however, that such purchase must not result in the direct or indirect beneficial ownership of more than one percent of any outstanding class of equity securities of any corporation engaged directly or indirectly in any trade or business activities competitive with that carried on by the Company without the written approval of the Company.

     7.3 Liquidated Damages. In addition to an injunction prevent the Consultant from competing with the Company as allowed by law, the parties agree that the reasonable amount of damages the Company will suffer for a breach of the provisions of Article 6 or Article 7 shall be $100,000; provided, however, that a breach of both Articles 6 and 7 shall total $200,000 in damages.


                   8.   TERMINATION

     8.1 Grounds for Termination.   This agreement shall terminate as it
relates to the Consultant upon the first to occur of the following events:

     (a)   The death of the Consultant;

     (b) Immediately upon five (5) days written notice form the Company to the Consultant "for cause".

For cause is defined as:

        (i) a breach of the terms and conditions of this agreement by the Consultant (other than a breach described in subparagraph 8.1(b)(ii) herein below), including the performance of the Consultant's obligations and duties herein, which remains uncured for a period of twenty (2) days after written notice by the Company to the Consultant of any such breach;

        (ii) a breach of the terms and conditions of this agreement by the Consultant which breach consists of dishonest or criminal conduct, or such breach constitutes gross negligence by the Consultant in failing to perform his duties and obligations under this agreement.


     (c) Upon the passing of fifteen (15) days after notice from the Company to the Consultant of a bona fide decision by the Company to terminate its business.

     8.2 Severance Pay.   If the agreement is terminated for any reason,
other than for a reason under Section 8.1(b)(ii), the Company shall pay the Consultant, upon termination, severance pay in a one time lump sum equal to nine (9) months of the Consultant's Base Salary in effect at the time of severance.

Under no circumstances shall the Consultant be entitled to any Commissions, Quarterly Bonus, Licensing Bonus, or Stock Bonus, which has not vested or accrued prior to the Consultant's termination.

     8.3   Effect of Termination on Articles 6 and 7.   Notwithstanding the
provisions of this Article, the provisions of Articles 6 and 7 will not terminate upon the occurrence of an event described above, but will continue in full force and effect for the term described in those Articles. The severance pay shall constitute additional consideration for the enforcement of such provisions.

                          9. MISCELLANEOUS

     9.1   Assignment of Agreement.   The knowledge and skills of the
Consultant are unique and his services bargained for by this agreement may
not be delegated by the Consultant to any other person.   This agreement
shall inure to the benefit of and be binding upon the Consultant and his testate or intestate distributes, and the Company, its successors and assigns including, without limitation, any person, partnership, trust, corporation or other legal entity which may acquire all or substantially all of the Company's assets or which may acquire a controlling interest, either direct or beneficial, in the Company or with or into which the Company may be
consolidated or merged.   As used in this agreement, the term "Company" shall
include any such successor or assignee.

     9.2 Remedies.   It is agreed that any breach of Article 6 or 7 of this
agreement by the Consultant will result in irreparable injury to the Company and will authorize recourse by the Company to equitable remedies, including,
but not limited to , affirmative or negative injunctive relief.   It is
further agreed that in the event of such breach, violation, or evasion of any of the Articles hereinbefore mentioned, or of any other Article herein, the Company may forthwith terminate this agreement and thereafter be released from all claims of the Consultant hereunder; provided, however, that such a termination shall not release the Consultant from any warrant, covenant,
term, or condition under Articles 6 or 7 of this agreement.   Nothing
contained herein shall be deemed to obligate the Company to undertake such termination and nothing contained herein shall be deemed to preclude the Company from pursuing any remedy, whether legal or equitable, which is available to it in the event of any breach, violation or evasion of any Article of this agreement.

     9.3   Enforcement Costs.   The prevailing party shall be entitled to all
costs of enforcing this agreement, regardless of whether an action at law or in equity is commenced or maintained, including but not limited to, court costs and reasonable attorney's fees.

     9.4   Waiver of Breach.   The waiver of the breach of any term of
condition of this agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other terms of condition.

     9.5   Severability.   All terms and conditions contained herein are
severable, and in the event that any of them shall be held or considered to be unenforceable by any Court of competent jurisdiction, this agreement shall be interpreted as if such unenforceable term or condition was not contained herein.

     9.6   Law to Apply.   This agreement shall be governed by and
interpreted according to the laws of the State of Nevada.   Each party
submits to the personal jurisdiction of all courts, whether Federal or State, within Nevada, and agrees that any action pertaining to this agreement shall be brought in a court in Nevada.

     9.7   Notice.   Any notice required or permitted to e given under this
agreement shall be sufficient if in writing, and if sent by registered mail to his last residence as recorded on the records of the Company in the case of the Consultant, or to the principal offices of the Company in the case of the Company.

     9.8   Modification of Agreement.   No waiver or modification of this
agreement or of any term or condition herein contained shall be valid unless in writing and duly executed, nor shall any waiver or modification of this agreement not duly executed as provided herein be deemed to be a part of this agreement under any circumstances.

     9.9   Gender, Number, Etc.   Where applicable, the singular includes the
plural, the masculine includes the feminine, and vice versa.,

     IN WITNESS WHEREOF, the parties have executed this agreement, delivery of which is hereby acknowledged, as of the date first above written.

                            CASINOVATIONS INCORPORATED
ATTEST

/s/ Rosemarie Gefeuide
------------------------    ---------------------------------
Rosemarie Gefeuide          By:
Witness                                       President

STEVEN J. BLAD              GAMETEK


/s/ Steven J. Blad          /s/   Steven J. Blad
------------------------    ----------------------------------
Steven J. Blad              by Steven J. Blad, its president